                                 ASSET PURCHASE

                          DATED AS OF OCTOBER 31, 1996

                                     AMONG

                           MEMOREX TELEX CORPORATION

                         TULSA COMPUTER PRODUCTS, INC.,

                         MEMOREX TELEX SERVICES, INC.,

                        MEMOREX TELEX PUERTO RICO, INC.,

                                      AND

                            DECISIONONE CORPORATION

                                    Exhibits

Exhibit A                 -       Service Business

                                   Schedules

Schedule 1                -       July 1996 Statement of Operating Results
Schedule 1.1(a)           -       Inventory
Schedule 1.1(b)           -       Fixed Assets
Schedule 3.2(d)           -       Commitment Letter

                                                        ASSET PURCHASE AGREEMENT
                                             dated as of October 31, 1996,
                                             among DecisionOne Corporation, a
                                             Delaware corporation (the
                                             "Buyer"), TULSA COMPUTER PRODUCTS,
                                             INC., an Oklahoma corporation
                                             ("Tulsa"), MEMOREX TELEX SERVICES,
                                             INC., a Delaware corporation ("MT
                                             Services"), MEMOREX TELEX PUERTO
                                             RICO, INC., a Delaware corporation
                                             ("MT Puerto Rico"), and MEMOREX
                                             TELEX CORPORATION, a Delaware
                                             corporation ("MTC", and together
                                             with Tulsa, MT Services and MT
                                             Puerto Rico, collectively, the
                                             "Sellers", and each individually,
                                             a "Seller").  The Buyer and the
                                             Sellers are sometimes referred to
                                             collectively as the "Parties" and
                                             individually as a "Party".

         The Sellers are engaged in the Service Business in North American continent (as defined and described in Exhibit A hereto) (the "Service Business" or the "Business"). The Buyer desires to purchase from the Sellers substantially all of the assets of the Business and the Sellers desire to sell such assets to the Buyer upon the terms and subject to the conditions hereinafter set forth.

         Provided that the closing occurs hereunder, certain aspects of the transactions contemplated hereby are to be effective as of November 1, 1996 (the "Effective Date").

         Subject to Bankruptcy Court approval, Buyer has agreed to provide up to $6,000,000 in post petition financing to Sellers pursuant to an Interim Order Authorizing Debtors-In-Possession Financing (the "Buyer DIP Financing") in form and substance reasonably satisfactory to Buyer and Seller.

         NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                   ARTICLE I

             PURCHASE AND SALE OF ASSETS, ASSUMPTION OF LIABILITIES

1.1.     ACQUIRED ASSETS.

         On and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.2), the Buyer shall purchase from the Sellers, and each of the Sellers shall sell, transfer, assign, convey and deliver to the Buyer, all right, title and interest in and to all of the assets, business, goodwill and rights of the Business held by such Seller (collectively the "Acquired Assets"), as the same shall exist immediately prior to the Closing (the Effective Date as specified in clause (m), (n) and (o) below), free and clear of all liens, claims and encumbrances, including, without limitation, all right, tittle and interest of each of the Sellers, if any, in, to and under the following assets:

         (a) all inventories of spare parts, work-in-process, raw materials, finished products, supplies, shipping containers and other materials used in the Business, including, without limitation, inventory located at Sellers' warehouse, field locations, customer sites and consigned to vendors as well as the items of inventory listed on Schedule 1.1(a) hereto (the "Inventory");

         (b) all machinery, equipment, vehicles, furniture, fixtures, office equipment, test equipment, tools and other items of tangible personal property used in the Business, including, without limitation, the items comprising the $1,937,000 net book value as of July 31, 1996 on the statement of fixed assets of the Business attached hereto as Schedule 1.1(b) (the "Fixed Assets");

         (c) all written and oral (i) service contracts, maintenance contracts and other contracts and agreements with customers of the Business,
(ii) purchase orders, sales orders and other orders and commitments issued by customers of the Business, and (iii) the entire monthly maintenance revenue stream of the Business (collectively, the "Customer Contracts");

         (d) subject to Section 6.9, all land, buildings, improvements and fixtures located at 6422 East 41st Street, Tulsa, Tulsa County, Oklahoma (the "Tulsa Facility");

         (e) subject to Section 6.10, the November Billings (as herein defined);

         (f) all software, operating systems, dispatch systems and accounting systems developed or transferable by the Sellers and used in the Business;

         (g) all rights under any liability insurance policies with respect to claims made against the Buyer with respect to events occurring prior to the Closing and all rights under any casualty insurance policies with respect to the Acquired Assets or any assets that, but for a casualty loss, would be Acquired Assets;





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
         (h) to the extent transferable, all United States, state and local governmental licenses, permits, authorizations and approvals relating to the Business;

         (i) all technical information and know-how, plans, designs, manufacturing processes, operating manuals, technology, computer programs, source codes, binary files and related assets used in the Business, including, without limitation, that required to repair and refurbish spare parts used in the Business.

         (j) all customer and supplier lists, records and files, and all advertising and promotional materials related to the Business;

         (k) all documentation, manuals, diagnostics, microcode and other service support items used by Sellers in the Business;

         (l) all other Intellectual Property used in the Business other than the "Memorex", "Telex" and "Memorex Telex" trademarks and tradenames;

         (m) all accounts receivable (other than the Retained Accounts Receivable (as herein defined), including, subject to Section 6.10, the November Billings;

         (n) all cash received by Sellers or any agent of Sellers after the Effective Date from customers of the Business for services provided by the Business other than amounts received on account of the Retained Accounts Receivable;

         (o) all cash received by Sellers or any agent of Sellers after the Effective Date for the sale or other transfer of any asset that, but for such sale or transfer, would be an Acquired Asset; and

         (p) all warranties, guarantees and letters of credit received from vendors, suppliers or subcontractors; all records, notes or other documents of each Seller pertaining in any respect to any and all employees of such Seller to whom the Buyer makes an offer of employment and who accepts such offer; and all bills of lading, trust receipts, warehouse receipts and other documents of title to whatever kind and description of the Business.

1.2.     EXCLUDED ASSETS.

         Anything contained in Section 1.1 or elsewhere herein to the contrary notwithstanding, the Acquired Assets shall not include the following assets and rights of the Sellers (collectively, the "Excluded Assets"):

         (a) all rights to receive mail and other communications addressed to each of the Sellers relating to any of the Excluded Assets or the excluded Liabilities;





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
         (b) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of each of the Sellers as a corporation and any documents or other material (other than documents and materials relating to Intellectual Property and products of each of the Sellers) relating to each of the Sellers which are subject to the attorney-client privilege; notwithstanding the foregoing, each of the Buyer and Sellers agree and acknowledge that the transfer of information and/or documentation from each of the Sellers to the Buyer as required herein is intended to preserve, and does not waive, any applicable privileges, including, but not limited to, the attorney-client privilege and the work product privilege;

         (c) any Intellectual Property not identified in Section 1.1 hereof and any Bankruptcy Recoveries;

         (d) any contracts, agreements, leases, or commitments of each of the Sellers which are not a party of the Customer Contracts;

         (e) any net operating loss, or tax attribute or benefit generated by each of the Sellers for any period prior to the Closing Date; any of the rights of each of the Sellers under this Agreement;

         (f)     cash on hand immediately prior to the Effective Date;

         (g) accounts receivable as of immediately prior to the Effective Date (including, without limitation, any intercompany receivables from affiliates of the Sellers as of immediately prior to the Effective Date) other than, subject to Section 6.10, the November Billings (the "Retained Accounts Receivable"); and

         (h) all real estate owned or leased by Sellers other than, subject to Section 6.9, the Tulsa Facility.

1.3.     ASSUMED LIABILITIES.

         On and subject to the terms and conditions of this Agreement, the Buyer shall assume and discharge or perform when due the obligations of any of the Sellers under the Customer Contracts to the extent that such obligations relate to the period from and after the Closing Date, including all obligations of any of the Sellers under the Customer Contracts to provide services to Sellers' customers after the Closing Date for which any Seller has billed such customers prior to the Closing Date (collectively, the "Assumed Liabilities").

1.4.     EXCLUDED LIABILITIES.

         Notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Liabilities, the Buyer shall not assume or be liable for any of the Liabilities of the Sellers including, without limitation, trade payables, obligations or liabilities under real or personal property leases, any claim or loss relating to injury to persons or property, employees (including all accrued vacation time and other employee benefits), taxes or warranty obligations, or any claim or loss relating to or arising out of the protection of the environment or human health or safety, all of which are retained by the Sellers (the "Excluded Liabilities). Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that the Sellers have no obligation to Buyer to pay, satisfy, perform or discharge any of the Excluded Liabilities.

1.5.     EXECUTORY CONTRACTS.

         As soon as practicable after the date hereof, the Sellers shall (upon request by Buyer), pursuant to a motion in form and substance reasonably acceptable to the Buyer (the "Assumption and Assignment Order"), move to assume and assign to the Buyer the executory contracts included in the Acquired Assets and shall provide notice thereof in accordance with all applicable bankruptcy rules. The Buyer may at any time prior to the entry of the Assumption and Assignment Order delete therefrom any of the executory contracts included in the Acquired Assets. If, immediately prior to the entry of the Assumption and Assignment Order, the Buyer requests that any executory contracts included in the Acquired Assets not be rejected (any such executory contract being hereinafter referred to as an "Extended Executory Contract"), then the Sellers shall not reject such Extended Executory Contract until the earlier of (a) the date the Buyer notifies the Sellers that they are free to reject such Extended Executory Contract or (b) the one hundred twenty-first day after the Closing Date. The Buyer shall reimburse the Sellers for the costs under such Extended Executory Contract during the period from the Closing Date until the earlier of
(a) the date an order of the Bankruptcy Court is entered rejecting such Extended Executory Contract after the Buyer notifies the Sellers that they are free to reject such Extended Executory Contract; provided that the Sellers shall have filed a motion to reject such Extended Executory Contract within three (3) business days after receipt from the Buyer of such notification, or such later date as shall be agreed by the Sellers and the Buyer or (b) the date such Extended Executory Contract is assumed by the Sellers and assigned to the Buyer pursuant to the next sentence of this Section 1.5. If the Buyer notifies the Sellers that they are free to reject such Extended Executory Contract and the Sellers fail to file a motion to reject such Extended Executory Contract within three (3) business days of receipt of such notification, or such later date as shall be agreed by the Sellers and the Buyer, the Buyer shall reimburse the Sellers for the costs under such Extended Executory Contract during the period from the Closing Date until the date of receipt by the Sellers of such notification. If the Buyer requests that any Extended Executory Contract be assumed and assigned to the Buyer within one hundred twenty days after the Closing Date, then, as soon as practicable after such request, the Sellers shall move to assume and assign to the Buyer such executory contract by motion in form and substance reasonably satisfactory to the Buyer. None of the Sellers shall reject any executory contract included in the Acquired Assets prior to the entry of the Assumption and Assignment Order without the consent of the Buyer. In connection with any such assumption and assignment, Buyer shall be responsible for any cure payments and, to provide adequate assurance of future performance. Notwithstanding anything in this Agreement to the contrary, Sellers' compliance or noncompliance with this Section 1.5 shall not give rise to any right of setoff, deduction or claim for damages by Buyer.

1.6.     BUYER DIP FINANCING.

         Subject to Bankruptcy Court approval, Buyer will provide the Buyer DIP Financing in form and substance reasonably satisfactory to Buyer and Sellers.

                                   ARTICLE II

                             CONSIDERATION; CLOSING

2.1.     CONSIDERATION.

         (a) CONSIDERATION. Subject to Sections 6.9 and 6.10, the consideration to be paid by the Buyer at Closing for the Acquired Assets shall equal (x) $52.5 million ($52,500,000) minus the Estimated Deferred Revenue (as herein defined) (the "Base Cash Consideration") plus (y) the assumption of the Assumed Liabilities. The Base Cash Consideration shall be payable as follows:

                 (i) Ninety percent (90%) of the Base Cash Consideration, subject to set-off as provided in Section 2.3(b)(iii), in immediately available funds payable to the Sellers (the "Sellers Cash Consideration"); and

                 (ii) Ten percent (10%) of the Base Cash Consideration in immediately available funds payable to an escrow agent mutually acceptable to the Parties (the "Escrow Agent") pursuant to an escrow agreement (the "Escrow Agreement") in form and substance mutually acceptable to the Parties (the "Escrowed Cash Consideration").

         (b) ESTIMATED DEFERRED REVENUE. Prior to the Closing, the Parties shall estimate the amount billed to customers of the Business as of the Effective Date for services to be rendered after the Effective Date (whether or not any such amounts have been collected), but excluding amounts billed in October 1996 or thereafter for services to be rendered on or after November 1, 1996 (the "November Billings") (such amount, less the November Billings, is hereinafter referred to as the "Deferred Revenue" or, as estimated, the "Estimated Deferred Revenue") calculated in accordance with past practice, which, by way of example, would result in Estimated Deferred Revenue as of the date hereof of approximately $22.5 million ($22,500,000).





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
         (c) BASE CASH CONSIDERATION ADJUSTMENTS. The Base Cash Consideration shall be subject to adjustment following the Closing as follows (as adjusted, the "Final Cash Consideration"):

                 (i) if the actual Deferred Revenue assumed by the Buyer from the Sellers as of the Effective Date (the "Actual Deferred Revenue") is greater than the Estimated Deferred Revenue then the Base Cash Consideration shall be decreased by the amount by which the Actual Deferred Revenue exceeds the Estimated Deferred Revenue;

                 (ii) if the Actual Deferred Revenue is less than the Estimated Deferred Revenue then the Base Cash Consideration shall be increased by the amount by which the Estimated Deferred Revenue exceeds the Actual Deferred Revenue;

                 (iii) if the revenue (calculated in accordance with past practice) from Customer Contracts for the period beginning September 1, 1996 and ending October 31, 1996 (the "Two Month Revenue") is less than $24 million (such difference is hereinafter referred to as the "Shortfall") then the Base Cash Consideration shall be decreased by an amount equal to the sum of (x) 1.0 times the first $500,000 of the Shortfall plus (y) 2.2 times the amount, if any, of the Shortfall in excess of $500,000.

                 (iv) if the Inventory (at the Sellers' standard cost) (calculated in accordance with past practice) as of the Effective Date (the "Actual Inventory") is less than $67,000,000 then the Base Cash Consideration shall be decreased by an amount equal to (x) 0.5 times (y) the amount by which $67,000,000 exceeds the Actual Inventory; and

                 (v) if the Buyer has at Seller's request made any disbursements to or on behalf of the Sellers pursuant to the Buyer DIP Financing other than Authorized Expenditures (as such term is defined in the Buyer DIP Financing) (the "Non-Authorized Expenditures") then the Base Cash Consideration shall be decreased by the dollar amount of such Non-Authorized Expenditures.

         The adjustments provided in (i) through (v) above are cumulative.

         (d) CLOSING STATEMENT. As soon as practicable following the Closing, but in no event later than 45 days thereafter, the Buyer shall prepare and deliver to the Sellers calculations of (i) the Actual Deferred Revenue,
(ii) the Two Month Revenue, (iii) the Actual Inventory and (iv) the Non-Authorized Expenditures (collectively, the "Closing Statement") and, based upon the Closing Statement, a calculation of the Final Cash Consideration. The Closing Statement and the amount of the Final Cash Consideration as calculated by the Buyer, when delivered by the Buyer to the Sellers, shall be deemed conclusive and binding upon the Parties, unless the Sellers notify the Buyer in writing within 10 days after receipt of the Closing Statement of their disagreement therewith, which notice shall state with reasonable specificity the reasons for any disagreement and the amounts in dispute (a "Disagreement Notice"). If there is a disagreement, and such





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
disagreement cannot be resolved by the Buyer and the Sellers within 14 days following the date of the Disagreement Notice, the items in dispute shall be submitted immediately to the auditing firm of Coopers & Lybrand LLP (the "Account Firm"). the Accounting Firm shall be required to render a determination of the Parties' dispute within 45 days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the bases therefor. The determination of the Accounting Firm shall be binding and conclusive upon the Parties. the fees and disbursements of the Accounting Firm shall be allocated between Buyer and Sellers so that Sellers' share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by Sellers to the Accounting Firm that is unsuccessfully disputed by Sellers (as finally determined by the Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by Sellers.

         (e) FINAL PAYMENT. The Final Cash Consideration shall be deemed to have been finally determined on the first to occur of (i) the 11th day after the Buyer's delivery of the Closing Statement and the Buyer's calculation of the Final Cash Consideration to the Sellers, unless the Sellers shall have, prior to such date, given a Disagreement Notice, (ii) the date upon which the Parties agree in writing on the amount of the Final Cash Consideration, or
(iii) the date upon which the Accounting Firm renders its determination in accordance with Section 2.1(d). Within three (3) business days after such final determination (the "Final Payment Date"), any difference between the Final Cash Consideration and the Base Cash Consideration shall be paid by the Buyer to the Sellers or by the Escrow Agent and/or the Sellers to the Buyer, as the case may be, together with interest on such amount from the Closing Date until paid at a rate per annum equal to the prime rate announced from time to time by The First National Bank of Boston, or any successor thereto, by wire transfer of immediately available funds to an account designated by the Party being paid.

         (f) TAX ALLOCATION. All amounts, if any, outstanding as of the Closing Date under the Buyer DIP Financing shall be deemed an increase in the purchase price of the Acquired Assets for tax purposes.

2.2.     THE CLOSING.

         Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112, or any such other place as agreed to by the Parties, on the later to occur of, unless otherwise agreed to by the Parties: (i) the date on which the conditions to closing set forth in Article V shall have been satisfied or waived or (ii) the day after the Sale Order has been entered provided that it has not been stayed (such date being the "Closing Date").





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
2.3.     DELIVERIES AT THE CLOSING.

         (a)     At the Closing, the Sellers shall deliver to the Buyer:

                 (i) the Acquired Assets in accordance with the terms of Sections 1.1 and 6.6;

                 (ii) a counterpart to a bill of sale and assignment and assumption agreement (the "Bill of Sale"), in form and substance mutually acceptable to the Parties;

                 (iii) Intellectual Property transfer documents (the "IP Assignments"), provided, that the Buyer shall be required to pay any filing fees in connection with the filing of such IP Assignments to the extent necessary;

                 (iv) such other instruments of sale, transfer, conveyance and assignment as the Buyer reasonably may request to effectuate the transfer of the Acquired Assets to the Buyer;

                 (v) a certified copy of the Sale Order and the court Docket dated as of the Closing Date;

                 (vi)     a counterpart to the Escrow Agreement; and

                 (vii) except as otherwise provided in Section 6.9, a deed to the Tulsa Facility.

         (b)     At the Closing, the Buyer shall deliver to the Sellers:

                 (i)      a counterpart to the Bill of Sale;

                 (ii)     a counterpart to the IP Assignment;

                 (iii) Sellers Cash Consideration less any amounts previously paid as a deposit by the Buyer on the Acquired Assets pursuant to the escrow arrangements which have been established by Young, Conaway, Stargatt and Taylor;

                 (iv) copies of the consent of the board of directors of the Buyer authorizing this Agreement and the transactions contemplated thereby; and

                 (v)      a counterpart to the Escrow Agreement.

         (c) At the Closing, the Buyer shall deliver to the Escrow Agent the Escrowed Cash Consideration.





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
                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.1.     REPRESENTATIONS AND WARRANTIES OF EACH OF THE SELLERS.

         Each of the Sellers hereby represents and warrants to the Buyer as follows:

         (a) ORGANIZATION, GOOD STANDING, QUALIFICATION AND POWER. Each of the Sellers is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. As used in this Agreement, (i) the term "Charter" means the Certificate of Incorporation, Organization or Association or other document which governs such entity's internal affairs, in each case as amended, supplemented, or restated and (ii) the term "Governmental Authority" means any federal, state, local or foreign government, authority, instrumentality, department, commission, board, bureau, agency or court.

         (b) AUTHORITY, ENFORCEABILITY, ETC. Subject to Bankruptcy Court approval, each of the Sellers has the full and absolute power to enter into this Agreement and the documents contemplated hereby, to perform its obligations under this Agreement and each such document, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Sellers of this Agreement and all documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action (corporate or otherwise), including shareholder approval, on the part of each of the Sellers. Each of this Agreement and the documents contemplated hereby has been, or upon its execution and delivery will be, duly and validly executed and delivered by each of the Sellers and is, or upon its execution and delivery will be (assuming approval of this Agreement by the Bankruptcy Court), a legal, valid and binding obligation of each of the Sellers, enforceable against such Seller in accordance with its terms.

         (c) SCHEDULES. Each Schedule attached hereto is made a part of this Agreement. Anything contained herein to the contrary notwithstanding, any information disclosed on any Schedule attached hereto and made a part hereof with respect to any particular section of this Agreement shall be deemed to be disclosed on all Schedules with respect to all other sections of this Agreement to which such information is considered responsive.

         (d) AFFILIATES. No affiliate of any Seller (other than a Party hereto) has any interest in any property used by any Seller in the Business.

         (e) TITLE TO ACQUIRED ASSETS. Sellers will convey to Buyer at Closing indefeasible, good, valid and marketable title to all of the Acquired Assets free and clear of all liens, claims and encumbrances.





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
         (f) NO CHANGES. Since October 1, 1996, the Business has been conducted in the ordinary course except as approved by the Bankruptcy Court, the Buyer acknowledging that since October 15,1 996, the Sellers have been debtors operating under Chapter 11 of the Bankruptcy Code.

         (g) JULY 1996 STATEMENT OF OPERATING RESULTS. The July 1996 Statement of Operating Results: (i) are in accordance with the books and records of each Seller in all material respects; and (ii) are true and correct copies of the interim period statements of operating results which management of the Business has regularly used to measure the financial performance of the Business.

3.2.     REPRESENTATIONS AND WARRANTIES OF THE BUYER.

         The Buyer hereby represents and warrants to each of the Sellers as follows:

         (a) AUTHORITY, ENFORCEABILITY, NO VIOLATION, ETC. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby to which it is a party, to perform its obligations under this Agreement and each such document, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of each document contemplated hereby, to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each document contemplated hereby to which the Buyer is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Buyer, enforceable against it in accordance with the terms thereof. Neither the execution, delivery or performance by the Buyer of this Agreement or any document contemplated hereby to which it is a party, nor the consummation by the Buyer of the transactions contemplated hereby and thereby nor compliance by the Buyer with any of the provisions hereof and thereof will (i) conflict with or result in a breach of any provision of the Buyer's Charter or By-Laws, (ii) conflict with any material law, statute, rule or regulation or judgment, order, writ, injunction or decree of any governmental Authority, in each case applicable to the Buyer or its assets, or (iii) conflict with or result in a default or breach of any provision of any material contract or agreement to which the Buyer is a party or by which its assets may be bound. Except for filings under the HSR Act and filings related to taxes, no material filing with, and no material permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement and the documents contemplated hereby.

         (b) BROKERS AND FINDERS. The Buyer has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

         (c) ABSENCE OF LITIGATION. No claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any governmental Authority is pending against





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
the Buyer which seeks to delay or prevent the consummation of the transactions contemplated hereby or which may adversely affect or restrict the Buyer's ability to consummate the transactions contemplated hereby.

         (d) FINANCING. Attached hereto as Schedule 3.2(d) is a copy of the commitment letter for the bank debt contemplated by the Buyer to finance the purchase of the Acquired Assets as contemplated hereby.

                                   ARTICLE IV

                             CONDITIONS OF CLOSING

4.1.     CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE SELLERS.

         The obligations of the Buyer and each of the Sellers to perform this Agreement is subject to the satisfactions of the following conditions:

         (a) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of law or administrative agency and remain in effect. Each party agrees to use its reasonable best efforts to have any such injunction lifted.

         (b) LEGISLATION. No statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions.

         (c) HSR ACT. Any waiting period (and any extension thereof) under this HSR Act applicable to the purchase of the Acquired Assets contemplated hereby shall have expired or shall have been terminated.

         (d) SALE ORDER. The Bankruptcy Court shall have issued the Sale Order, and the Sale Order shall not be stayed.

4.2.     CONDITIONS TO OBLIGATION OF THE BUYER.

         The obligation of the Buyer to perform this Agreement is subject to the satisfaction of the following conditions, unless waived by the Buyer:

         (a) OFFICER CERTIFICATES. The Buyer shall have received (i) a certificate, dated as of the Closing Date, signed by the Secretary of each of the Sellers and certifying as to the Charter, By-laws, incumbency of officers executing this Agreement and the other documents contemplated hereby to which each of the Sellers is a party and resolutions of the Board of Directors of the Sellers authorizing this Agreement and the other documents contemplated hereby to which each of the Sellers is a party and (ii) a certificate of an officer of each of the Sellers certifying as to the fulfillment of the conditions set forth in this Section 4.2.

         (b) PERFORMANCE OF OBLIGATIONS OF THE SELLERS. Prior to or at Closing, each Seller shall have performed and complied in all material respects with all agreements and obligations and satisfied all conditions to be performed, complied with and satisfied by such Seller under this Agreement and the other documents contemplated hereby prior to or at Closing.

         (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers set forth herein and in any other document contemplated hereby shall be correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

4.3.     CONDITIONS TO OBLIGATION OF EACH OF THE SELLERS.

         The obligation of each of the Sellers to perform this Agreement is subject to the satisfaction of the following conditions, unless waived by such
Seller:

         (a) AUTHORIZATION. All corporate or other action necessary to authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby by the Buyer and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Buyer and the Buyer shall have full power and authority to enter into and consummate the transactions contemplated by this Agreement and the other documents contemplated hereby.

         (b) PERFORMANCE OF OBLIGATIONS OF THE BUYER. The Buyer shall have performed and complied in all material respects with all agreements and obligations and satisfied all conditions to be performed, complied with and satisfied by it under this Agreement and the other documents contemplated hereby prior to or at the Closing.

         (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer set forth herein and in any other document contemplated hereby shall be correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

         (d) OFFICER CERTIFICATES. The Sellers shall have received (i) a certificate dated as of the Closing Date, signed by the Secretary of the Buyer and certifying as to the Charter, By-laws, incumbency of officers executing this Agreement and the other documents contemplated hereby to which the Buyer is a party and the resolutions of the Board of Directors of the Buyer authorizing this Agreement and the other documents contemplated hereby to which the Buyer is a party and (ii) a certificate of an officer of the Buyer certifying as to the fulfillment of the conditions set forth in this Section 4.3.

                                   ARTICLE V

                                  TERMINATION

5.1      RIGHT OF TERMINATION.

         This Agreement may be terminated at any time prior to the Closing by:

         (a) the mutual written consent of the Buyer and each of the Sellers;

         (b) either the Buyer or the Sellers if the Bankruptcy Court shall have determined not to enter the Sale Order;

         (c) either the Buyer or the Sellers in writing, without liability to the terminating party on account of such termination (except as provided in Section 5.2) if the Closing shall have not occurred on or before November 30, 1996 unless extended by agreement of the parties; or

         (d) the Buyer, without liability to the Sellers on account of such termination (except as provided in Section 5.2), if at the close of business on November 1, 1996, neither (i) the Buyer DIP Financing has been approved by the Bankruptcy Court nor (ii) the Buyer is reasonably satisfied that the Sellers have obtained an alternate facility for additional debtor-in-possession financing for at least $6,000,000 to fund the Business during the period beginning on the Effective Date and ending on either the Closing Date or the date of the termination of this Agreement and that such financing facility has been approved by the Bankruptcy Court.

5.2      EFFECT OF TERMINATION.

         Termination of this Agreement pursuant to this Article V shall terminate all obligations of the parties hereunder, except for the obligations under this Section 5.2 and Article VIII, provided, however, that nothing in this Section 5.2 shall relieve or limit the liability or obligations hereunder of any party (the "Defaulting Party") to the other party or parties on account of a willful and intentional breach of a covenant or agreement contained herein, or any fraudulent representation or warranty contained herein by the Defaulting Party. In the case of such a willful and intentional breach or fraud, in addition to any damages for which the Defaulting Party may be liable, the Defaulting Party shall reimburse the other party or parties for any expenses incurred by such party or parties in order to enforce its or their rights under this Agreement (including reasonable attorney's fees and expenses).

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

6.1      SURVIVAL.

         The representations and warranties of the Sellers set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall terminate at the Closing. The covenants of the Buyer and the Sellers in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated or, where not indicated, without limitation as to time.

6.2      TRANSACTION EXPENSES; RISK OF LOSS.

         Except as otherwise provided herein, each party hereto shall pay all of its own expenses incurred in connection with the transactions contemplated hereby (whether consummated or not). Sellers shall retain the risk of loss with respect to the Acquired Assets prior to the Closing Date.

6.3      EMPLOYEES.

         The Buyer shall be entitled to offer regular or temporary employment to the employees of each the Sellers actively employed on the Closing Date by
the Sellers in connection with the Business.   Each of the Sellers shall do or
cause to be done all such acts and things as may be necessary, proper or advisable to assist the Buyer in employing any of the Sellers' employees, at Buyer's expense. The Buyer and the Sellers agree to follow the Standard Procedure specified in Rev. Proc. 84-77, 1984-2 C.B. 753, whereby, among other things, each Party will be responsible for the reporting duties with respect to its own payments of wages and compensation to employees in connection with the operation of the Business.

6.4      FURTHER ASSURANCES.

         After the Closing Date, the Buyer shall provide each of the Sellers with access (within 5 business days) during normal business hours to any documents or records reasonably requested by the Sellers which relate to any claims asserted in the Bankruptcy Case. If the books or records relating to any claims are moved from a Seller's corporate headquarters, the Buyer shall provide such Seller with copies of any documents or records reasonably requested by the Sellers which relate to any claims, within 5 business days of the written request therefor at Seller's expense. Following the Closing Date, the Buyer shall provide each of the Sellers with reasonable access to all former employees of the Sellers necessary for the Sellers to prepare claims objections and prosecute adversary proceedings in the Bankruptcy Case.

         After the date hereof, the Sellers shall give to the Buyer and to the Buyer's counsel, accountants, lenders and other representatives (with Sellers' assistance) full access during normal business hours to all the properties, books, financial records, tax returns, contracts, commitments, records, officers, personnel, employees, vendors, customers and accountants of each Seller and will furnish to Buyer all such documents and copies of documents and all information with respect to the affairs of each of the Sellers as the Buyer may reasonably request, including, without limitation, all information necessary for the Buyer to prepare audited financial statements in accordance with Buyer's reporting requirements under the Securities Exchange Act of 1934. After the date hereof, the Sellers will grant access to the properties of each of the Sellers to the Buyer and its representatives, including the Buyer's environmental consultants, for the purpose of conducting any environmental investigation of the properties which may include air, soil and surface and/or groundwater tests or such other tests as may appear advisable to the Buyer. After the date hereof, the Sellers agree to facilitate the Buyer's discussions with Sellers' employees, customers and vendors which discussions are necessary in order for the Buyer to integrate the Business into the Buyer's business at and after the Closing. Between the date hereof and the Closing Date, the Sellers will consult with the Buyer before making any management decisions which will affect the Business in a material way and will consider (but will not be bound by) the Buyer's advice.

6.5      EFFORTS TO CONSUMMATE.

         Subject to the terms and conditions herein provided, the parties shall use their reasonable best effort to take or cause to be taken all action and do or cause to be done all things reasonable necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including, but not limited to, (i) the compliance with all requirements under the HSR Act applicable to the transactions contemplated hereby, including but not limited to a request for the early termination of the waiting period under the HSR Act, (ii) taking the measures reasonably necessary to achieve such an early termination and (iii) the obtaining of all other authorizations, orders and approvals of any third party, whether private or governmental, required in connection with the consummation of the transactions contemplated hereby. Sellers and Buyer shall use reasonable best effort to commence the waiting period under the HSR Act upon Sellers' selection of Buyer as the most likely purchaser of the assets Buyer bid on, even if the Sale Order has not yet been entered. Notwithstanding the foregoing or any other provisions contained in this Agreement to the contrary, neither the Buyer nor any of its affiliates shall be under any obligation to (a) sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Sellers, the Buyer or any of the Buyer's affiliates or (b) take any other action which would have an adverse effect on the value to the Buyer of the transactions contemplated hereby.

6.6      BROKER'S FEES.

         Each of the Parties shall be responsible for, and shall indemnify and hold each of the other Parties harmless against, any fees or commissions for which such Party is liable to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

6.7      AS IS.

         Buyer hereby acknowledges and agrees that except as provided herein or in certificates delivered or to be delivered at the Closing pursuant hereto, the Sellers make no representations or warranties, express or implied, regarding the Acquired Assets, including, without limitation, any representations or warranties relating to the condition or sufficiency of the Acquired Assets or concerning the merchantability or fitness for a particular purpose of the Acquired Assets or any portion thereof; income to be derived from or expenses to be incurred in connection with the Acquired Assets; the physical condition of any tangible property comprising any portion of the Acquired Assets; the value of the Acquired Assets, the accuracy, completeness, transferability or assignability of any documents or other materials relating to the Acquired Assets (or any portion thereof), the existence of or rights with respect to any copyrights, trademarks, tradenames or other Intellectual Property or intangible property rights relating to or comprising any portion of the Acquired Assets (or any portion thereof), or the transferability of any such rights; the transferability of any letter of credit or instrument comprising a portion of the Acquired Assets; the collectibility or enforceability of any accounts receivable comprising any portion of the Acquired Assets. Accordingly, without limiting the foregoing, except as provided herein or in certificates delivered or to be delivered at the Closing pursuant hereto, the Buyer accepts the Acquired Assets from the Sellers at the Closing "As Is," "Where Is" and "With All Faults." The Buyer further acknowledges and agrees that notwithstanding anything to the contrary in this Agreement or in any agreement, document or instrument executed pursuant to or in connection with this Agreement, the Sellers may fully satisfy any obligation under this Agreement or under any such instrument, document or agreement, to deliver the Acquired Assets (or any portion thereof) to Buyer by making such Acquired Assets available to Buyer at their location(s) as of the Closing.

6.8      CONDUCT OF THE BUSINESS PENDING CLOSING.

         From and after the date hereof and pending Closing, each Seller covenants and agrees that (a) the Business shall be conducted only in the ordinary course and consistent with past practice, including the providing of all required services to the customers of the Business and the purchase and repair of spare parts used in the Business, and (b) it shall not sell, transfer, lease or otherwise dispose of any of the Acquired Assets other than in the ordinary course of business and consistent with past practice.

6.9      TULSA FACILITY.

         (a) Prior to the Closing, Buyer shall have its environmental consultants conduct a Phase I environmental assessment with respect to the Tulsa Facility (the "Tulsa Environmental Assessment").

         (b) If the Remediation Cost (as herein defined) is greater than or equal to $500,000 but less than $3,300,000, then the Base Cash Consideration will be reduced by the amount by which the Remediation Cost exceeds $500,000.

         (c) If the Remediation Cost exceeds $3,300,000, then the Buyer shall have the option to not purchase the Tulsa Facility. If the Buyer exercises such option, (i) the Base Cash Consideration will be reduced by $2,800,000 and (ii) at Closing, in lieu of a deed to the Tulsa Facility, the Sellers shall deliver to the Buyer an executed lease agreement in form and substance mutually acceptable to the Parties for the lease by the Buyer of the Tulsa Facility for a period of six (6) months after the Closing Date at a monthly rate equal to then fair market value for such six (6) month lease.

         (d) For purposes of this Agreement, the "Remediation Cost" shall be the reasonably expected cost of any environmental remediation needed on the Tulsa Facility as determined by the Tulsa Environmental Assessment.

         (e) Prior to Closing, Seller shall either complete, at its cost, asbestos remediation at the Tulsa Facility or place $200,000 into an escrow account with the Escrow Agent pursuant to the Escrow Agreement to be used to pay for such remediation.

6.10     NOVEMBER BILLINGS.

         If at Closing, the Sellers have not delivered to the Buyer all consents necessary to permit assignment of the November Billings from Sellers to Buyer free and clear of all liens, claims and encumbrances then the Base Cash Consideration will be reduced by the dollar amount of the November Billings and the Sellers shall be entitled to retain the collections thereof. If the Buyer purchases the November Billings at the Closing, (i) the Base Cash Consideration shall be reduced dollar for dollar for any amounts received on account of the November Billings by the Sellers or their agents prior to Closing and (ii) the Sellers and their agents shall immediately turn over to Buyer any amounts received on account of the November Billings after Closing.


                                  ARTICLE VII

                                  DEFINITIONS

         "Affiliate" means, with respect to any Person, any of (a) a director, executive officer or stockholder of such Person, (b) a spouse, parent, sibling or descendant of such

Person (or a spouse, parent, sibling or descendant of any director or executive officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Bankruptcy Case" means the cases filed under Chapter 11 of the Bankruptcy Code by the Sellers, currently jointly administered and styled In re Memorex Telex Corporation, Case Nos. 96-1615 through 96-1618(PJW), currently pending in the United States Bankruptcy Court for the District of Delaware.

         "Bankruptcy Code" means Title 11 of the United States Code, as now in effect or hereafter amended or modified.

         "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

         "Bankruptcy Recoveries" means property or interests in property recovered or recoverable by the bankruptcy estates of the Sellers, as the case may be, pursuant to Bankruptcy Code sections 542, 543, 544, 545, 547, 548, 549, 550, 551 or 553.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules promulgated thereunder.

         "Intellectual Property" means (a) inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and applications, registrations, and renewals in connection therewith, (c) copyrightable works, copyrights and applications, registrations and renewals in connection therewith, (d) trade secrets, formulae, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) computer programs and related software, (f) other proprietary rights and (g) copies and tangible embodiments thereof.

         "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted.

         "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Price" has the meaning set forth in Section 2.1 hereof.

         "Sale Order" shall mean an order issued by the Bankruptcy Court (i) approving this Agreement, including the sale of the Acquired Assets free and clear of liens, claims (including successor liability claims) and encumbrances,
(ii) finding that adequate notice of the Bidding Procedures and the Motion seeking approval of this Agreement has been given to all parties in interest,
(iii) finding that the Buyer is a good faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code, (iv) authorizing the Sellers to consummate all of the transactions contemplated hereby, and (v) otherwise in forma and substance reasonably satisfactory to the Buyer.

                                  ARTICLE VIII

                                 MISCELLANEOUS

8.1      NO THIRD PARTY BENEFICIARIES.

         This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, personal representatives, heirs or estate, as the case may be.

8.2      ENTIRE AGREEMENT.

         This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

8.3      SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including, but not limited to, any trustee, receiver or other agent or representative appointed for any of the Sellers or one or more of their creditors, whether under Chapter 11 or Chapter 7 of the Bankruptcy Code, applicable state law or otherwise. Prior to the Closing, no Party may assign either this Agreement or any of its rights hereunder without the prior written approval of the other Parties except that the Buyer may assign its rights to acquire any or all of the Acquired Assets to one or more, direct or indirect, wholly owned subsidiaries of Buyer. No Party may delegate any of its obligations hereunder at any time.

8.4      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.5      HEADINGS.

         The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6      NOTICES.

         All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

         If to the Sellers:

                 Memorex Telex Corporation
                 545 E. John Carpenter Freeway, LB6
                 Irving, Texas  75062
                 Attention:  Legal Department
                 Telephone:   (214) 444-3600
                 Telecopier:  (214) 444-3633

         with a copy to:

                 O'Sullivan Graev & Karabell, LLP
                 30 Rockefeller Plaza - 41st Floor
                 New York, New York  10112
                 Attention:  George P. O'Sullivan, Esq. And
                             Stewart A. Kagan, Esq.
                 Telephone:   (212) 408-2400
                 Telecopier:  (212) 408-2420

         If to the Buyer:

                 DecisionOne Corporation
                 50 East Swedesford Road
                 Frazer, PA  19355
                 Attention:  General Counsel
                 Telephone:  (610) 296-6000
                 Telecopier: (610) 408-3820

         with a copy to:

                 Dechert Price & Rhoads
                 4000 Bell Atlantic Tower
                 1717 Arch Street
                 Philadelphia, PA  19103
                 Attention:  Carmen J. Romano, Esq.
                 Telephone:  (215) 994-4000
                 Telecopier: (215) 994-2222

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.7      GOVERNING LAW.

         THIS AGREEMENT WILL BE GOVERNED IN ACCORDANCE WITH THE FEDERAL LAW OF THE UNITED STATES OF AMERICA AND THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE UNITED STATES OF AMERICA AND THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

8.8      JURISDICTION AND VENUE.

         SUBJECT TO THE TERMS OF THIS AGREEMENT, THE SELLERS AND THE BUYER HEREBY AGREE THAT ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED CONCURRENTLY HEREWITH INVOLVING THE SELLERS AND THE BUYER PRIOR TO THE ENTRY OF A FINAL DECREE OF THE BANKRUPTCY COURT CLOSING THE BANKRUPTCY CASE SHALL BE LITIGATED IN THE UNTIED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE SELLERS AND THE BUYER IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF, OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION. EACH OF THE SELLERS AND THE BUYER AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT THE NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. NOTHING CONTAINED HEREIN SHALL APPLY TO ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT INVOLVING OR RELATING TO THE BUYER.

8.9      AMENDMENT AND WAIVERS.

         No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10     INCORPORATION OF EXHIBITS AND SCHEDULES.

         The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.11     CONSTRUCTION.

         Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

8.12     REMEDIES.

         The Parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement.

8.13     SEVERABILITY.

         It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.


                                  MEMOREX TELEX CORPORATION


                                  By:__________________________________
                                        Name:
                                        Title:


                                  MEMOREX TELEX SERVICES, INC.


                                  By:__________________________________
                                        Name:
                                        Title:


                                  TULSA COMPUTER PRODUCTS, INC.


                                  By:___________________________________
                                        Name:
                                        Title:


                                  MEMOREX TELEX PUERTO RICO, INC.


                                  By:____________________________________
                                        Name:
                                        Title:


                                  DECISIONONE CORPORATION


                                  By:_____________________________________
                                        Name:
                                        Title:

                                   EXHIBIT  A

                                SERVICE BUSINESS


         The Service Business consists of all of Sellers' computer maintenance and repair business referred to by Sellers as their "Keyser Operation" other than the network installation, cabling, network support and network consulting lines of business, all as shown on Sellers statement of operating results for the year, quarter and month ended July 31, 1996 attached hereto as Schedule a (the "July 1996 Statement of Operating Results").